ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                         SLEEPY HOLLOW ENTERPRISES, INC.

         Pursuant to the provisions of Section 607.1006, Florida Statutes, the undersigned corporation, Sleepy Hollow Enterprises, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation.

Article I. Amendment
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The Articles of Incorporation of the Corporation are amended as follows:

Amendment Article I - Name

The name of the Corporation is amended to read as follows:

         Travel Hunt Holdings, Inc.

Amendment Article II -Corporate Capitalization

The corporate capitalization of the Corporation is amended to read as follows:

         The maximum number of shares of stock that this corporation shall be authorized to have outstanding at any time shall be one hundred million (100,000,000) shares of Common Stock at a par value of $.001 per share upon which there are no preemptive rights. The Common Stock shall be paid for at such time as the Board of Directors may designate, in cash, real property, personal property, services, patents, leases, or any other valuable thing or right for the uses and purposes of the corporation, and shares of capital, which issued in exchange thereof shall thereupon and thereby become and be paid in full, the same as though paid in cash at par, and shall be non assessable forever, the judgment of the Board of Directors as to the value of the property, right or thing acquired in exchange for capital stock shall be conclusive.

         In addition, the Corporation shall have the authority to issue ten million (10,000,000) shares of blank check Preferred Stock at a par value of $.001 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.


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Amendment Article III - Officers of the Corporation

The officer(s) of the corporation is amended to read as follows:

         President:        Nancy Cramer
         Secretary:        Nancy Cramer
         Treasurer:        Nancy Cramer

Whose address shall be the same as the principal address of the Corporation.

Amendment Article IV - Director(s) of the Corporation is amended to read as follows:
                           Nancy Cramer

Whose address shall be the same as the principal address of the Corporation.


Article II. Date Amendment Adopted
----------------------------------

The amendment set forth in these Articles of Amendment was adopted on March 3, 2003.


Article III. Shareholder Approval of Amendment
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The amendment set forth in these Articles of Amendment was proposed by the
Corporation's Board of Directors and no shareholder approval was required.

The undersigned executed this document on the date shown below.

By:  /s/ Shelley Goldstein
-------------------------------
Name: Shelley Goldstein
Title: President/Director
Date:   3/3/03
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